Exhibit 99.1


Media Contact: Ben Kiser, 402.458.3024
Investor Contact: Cheryl Watson, 317.469.2064

For immediate release

Nelnet Statement Regarding Canadian Student Loan Contract

LINCOLN, Neb., December 22, 2006 - Nelnet, Inc. (NYSE:NNI) announced today that the Government of Canada has notified EDULINX Canada Corporation, a subsidiary of Nelnet, that the Government of Canada has decided to award a competitive contract to provide financial and related administrative services in support of the Canada and Integrated Student Loans Program (CSLP) upon the expiration of the current EDULINX contract for such services to another service provider.

"We are very disappointed by the Government of Canada's decision," said George Hopkinson, President of EDULINX. "We remain committed to providing exceptional service to our clients and customers and we will work closely with the Government of Canada and the selected service provider to ensure a seamless transition for those student borrowers impacted by this change."

Under its existing contract with the Government of Canada, EDULINX provides services for student borrowers attending public institutions. This contract is currently scheduled to expire on July 31, 2007 (the Government of Canada has the option to extend the existing contract to March 31, 2008). As a result of this decision, EDULINX will be required to transition the existing CSLP portfolio it services to the selected service provider.

EDULINX currently administers more than $9.2 billion (USD) in student loan assets of which approximately $7.9 billion (USD) is from the existing contract with the Government of Canada. The company will continue to service the remaining volume for its clients.

For the nine-months ended September 30, 2006, servicing revenue for EDULINX was $48.2 million (USD), of which $37.3 million (USD) was earned under the CSLP contract. For the nine-month period ended September 30, 2006, EDULINX contributed $3.7 million (USD), or $0.07 per share, to Nelnet's consolidated GAAP net income.

For the year ending December 31, 2006, the company expects to earn approximately $65 million (USD) of servicing revenue from EDULINX. Of this amount, approximately $51 million (USD) is expected to be earned under the contract with the Government of Canada. For the year ending December 31, 2006, it is expected that EDULINX will contribute approximately $5 million (USD), or $0.09 per share, to Nelnet's consolidated GAAP net income.

Additionally, as a result of the Government of Canada's decision to award the contract to provide financial and related administrative services for CSLP to another service provider, Nelnet concluded that an impairment charge for certain EDULINX assets, including servicing software and hardware under development, intangible assets, and goodwill, was required under GAAP. The company has filed a current report on Form 8-K with the Securities and Exchange Commission, which contains additional information regarding the impairment charge and the potential impact on certain non-GAAP performance measures that the company utilizes.
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For 28 years, Nelnet has been helping the education-seeking family plan for their education, pay for their education, and prepare for their careers. The company has invested hundreds of millions of dollars in products, services, and technology improvements for students and the educational institutions they attend. These services include live counseling to help families through all aspects of the financial aid process, benefits for borrowers, including tens of millions of dollars in fee reductions, and Nelnet sponsored scholarships. Nelnet serves students in 50 states and Canada, employs approximately 3,700 associates, and had $22.9 billion (USD) in net student loan assets as of September 30, 2006.

Additional information is available at www.nelnet.net.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition expressed or implied by the forward-looking statements are changes in the actual results of operations for the periods discussed, terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.